Exhibit 10.3

                                 PROMISSORY NOTE

      FOR VALUE RECEIVED, TELEPLUS CONNECT CORP. (the "Debtor") promises to pay to DAMON W. WINNEY, LANCE D. PETERS and RONALD W. WINNEY, (collectively, the "Lenders") at 2569 Jefferson Blvd., Windsor, Ontario N8T 2W5 or such other address as may be directed by the Lenders in writing, the aggregate principal amount of Three Hundred and Ten Thousand Dollars ($310,000.00) in lawful money of Canada (the "Indebtedness"). The Indebtedness shall be repaid in two installments of Twenty-Five Thousand Dollars ($25,000.00) on the 30th day of June, 2005 and the 31st day of July and thereafter in monthly installments on the last day of each month in the amount of Twenty Thousand Dollars ($20,000.00) each, commencing on the 31st day of August, 2005 and continuing until the 31st day of January, 2006 ("Maturity Date"), on which Maturity Date the balance of the outstanding Indebtedness shall be paid in full.

      THIS PROMISSORY NOTE is subject to the terms and conditions contained in the share purchase agreement between the Debtor, the Lender, AVENUE RECONNECT INC. and TELEPLUS RETAIL SERVICES INC. dated April 20, 2005 and amended as of May 31st, 2005 (the "Share Purchase Agreement"). Capitalized terms not otherwise defined in this Promissory Note shall have the meanings ascribed thereto in the Share Purchase Agreement.

      IN THE EVENT of the non-payment of all or any part of the Indebtedness when due, the Lenders shall give the Debtor seven (7) Business Days written notice to cure such default ("Cure Period"). If the Debtor does not make such outstanding payment(s) during the Cure Period, the entire unpaid balance of the Indebtedness shall, at the option of the Lenders, become immediately due and payable and the non-competition agreements given by the Lenders pursuant to the provisions contained in Section 6.01(5) of the Share Purchase Agreement shall terminate.

      THE DEBTOR may prepay all or any portion of the unpaid Indebtedness outstanding at any time without notice, penalty or bonus.

      THE DEBTOR hereby waive presentment, notice of dishonour, protest or notice of protest.

      THIS PROMISSORY NOTE shall enure to the benefit of the Lenders and their respective legal representatives, heirs, executors, administrators, successors and assigns and shall be binding upon the Debtor and its successors and permitted assigns.

      THIS PROMISSORY NOTE shall be governed by and be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

      DATED this 31st day of May, 2005.

                                        TELEPLUS CONNECT CORP.

                                        Per: /s/ Marius Silvasan
                                        Name: Marius Silvasan
                                        Title: CEO